Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS HIRES PATTY GRAY AS VICE PRESIDENT, R&D AND OPERATIONS

Ms. Gray Brings Extensive Experience in R&D and Operations to the Conceptus Organization

MOUNTAIN VIEW, Calif. (December 13, 2005) — Conceptus, Inc. (Nasdaq: CPTS) announced that Patty Gray will join the Company as Vice President, R&D and Operations on December 15, reporting directly to Mark Sieczkarek.  Ms. Gray will be responsible for the research and development and operations of the Essure® system for permanent birth control.  Her most recent position was with Ann Arbor, Michigan based Genomic Solutions, where she was General Manager and Vice President of Operations from March 2003 to February 2005.

“Patty’s 15 years of robust experience in all aspects of R&D, operations and business management is a solid match to enable us to achieve our long-term goal of making Essure the standard of care in permanent birth control,” said Mark M. Sieczkarek, President and Chief Executive Officer.  “She is an accomplished and motivated executive and will bring experience, education and a 360 degree understanding of an organization to Conceptus at an exciting time.”

Ms. Gray’s background includes strong management roles in business development, sales and marketing as well as in creating and implementing operations plans and global product design and launch.  She received a Bachelor of Science in Mechanical Engineering from Rensselaer Polytechnic Institute, and two masters degrees, one in Business Administration and the other in Engineering from Worchester Polytechnic Institute.

“Conceptus’ rapid growth will provide a challenging environment for the product development and operations end of the business and I am very excited to be able to contribute my skill set to an already successful enterprise,” said Ms. Gray.  “For me, the most thrilling role will be to help make Essure even better through future product enhancements and thereby accelerate the adoption of Essure as the gold standard for permanent birth control.”

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up.  The Essure procedure has been demonstrated in a small portion of the women undergoing clinical studies to be 99.74% effective based on 5 years of follow-up. Five year follow-up of all patients in clinical trials is ongoing

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

About Ms. Gray’s Compensation

In accordance with NASDAQ Marketplace Rule 4350, as amended, the Company granted inducement stock options effective the date of commencement of employment to Patty Gray. These options were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) under the following terms: 100,000 non-qualified stock options, exercise price equal to the fair market value on the grant date, ten-year duration and vesting at the rate of 12.5% for the first 6 months and then equal vesting over the next 42 months of service with the Company.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding prospects for growth, rate of adoption of the Essure device, future product modifications and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.